Exhibit 99.1

Comtech Group, Inc. Reports Record Quarterly Results

•	Second Quarter Revenue Increases 65.6% to $41.6 million; Net Income up 40.5% to $3.6 million
•	For the Sixth Consecutive Quarter the Company Achieved the Highest Quarterly Revenue in its History and for the Fifth consecutive Quarter Achieved Record Net Income.
•	Company Increases 2006 Annual Revenue Guidance to $155 million from Earlier Guidance of $135 million to $140 million

Shenzhen, China, August 9, 2006—Comtech Group, Inc. (Nasdaq: COGO), a leading provider of customized module design solutions as well as other engineering and business services for more than 200 domestic and international technology product manufacturing companies based in China, today announced financial results for its second quarter which ended June 30, 2006. All results are reported in U.S. dollars (USD).

The Company reported record revenue of approximately $41.6 million, up 65.6 percent compared to $25.1 million reported in the second quarter of 2005. The Company experienced continued growth in all three of the Company’s primary markets: mobile handset, telecommunications infrastructure equipment and digital consumer electronic products which was driven by the expanding Chinese economy, increasing Chinese consumer disposable income and the further expansion of domestic Chinese telecommunication vendors into new and emerging international markets. The Company’s engineering services segment, which was launched earlier this year, contributed $1.5 million in revenue, which was 50.0 percent higher compared to the $1.0 million reported in the first quarter of 2006. Net income for the quarter was approximately $3.6 million, up 40.5 percent from the $2.6 million reported for the same period last year. Earnings per share or (“EPS”) on a U.S. GAAP basis was $0.11 with pro forma EPS (excluding share-based compensation expense) of $0.12.

Key Financial Indicators
(all numbers in thousands, except per-share amounts)

	Q2 2006	Q2 2005	Percent Change

Consolidated Revenue	$41,588	$25,107	65.6%
Cost of Revenues	$33,901	$20,676	64.0%
Gross Profit	$7,687	$4,431	73.5%
Total Net Operating Expense	$3,688	$1,480	149.2%
Income from Operations	$3,999	$2,951	35.5%
Net Income	$3,600	$2,562	40.5%
EPS Diluted	$0.11	$0.10	10.0%
Pro forma EPS Diluted	$0.12	$0.10	20.0%
(excluding share-based expense)

(1)	The US dollar amounts are calculated based on the conversion rate of US $1 to RMB 7.9943 as of June 30, 2006 and US $1 to RMB 8.2765 as of June 30, 2005.
(2)
Included in the Q2 2006 net income was an amount of $388,000 for share-based compensation cost to reflect the adoption of Statement of Financial Accounting Standards No.123 (revised 2004), Share-Based Payment (“SFAS 123R”), effective January 1, 2006. Excluding the share-based compensation cost, the Company would have reported a net income of $4.0 million or a $0.12 net income per diluted share in Q2 2006.

Second quarter highlights include:

•
Revenue increased both sequentially and year-over-year with the consumer electronics product lines, which mainly encompasses home entertainment electronics, experiencing the highest growth of 55.7 percent and 427.8 percent respectively.

•
To meet increasing demand both domestically and internationally for engineering services the Company has doubled the number of provinces in China they now serve to six and are close to finalizing additional agreements to open offices in Malaysia, Thailand and Indonesia.

•
The Company announced several new contract wins covering multiple industry verticals during the quarter with major OEM’s including; Huawei, ZTE Corporation and a leading domestic IPTV vendor. These new contracts will enable the Company to diversify revenues and address the fast growing domestic Chinese consumer market while providing tangible future revenue growth drivers.

Recent Developments:

Subsequent to the end of the second quarter, Comtech extended its relationship by finalizing a new purchasing agreement with ZTE Corporation, China’s second largest telecom manufacturer to provide customized module design solutions for ZTE’s next generation optical telecom solutions. ZTE has been a customer of Comtech for nine years but this new contract is important as it validates the Company’s designs in the evolving marketplace, helping to secure future business as well as provide added visibility to Comtech in the second half of 2006. Management expects this business to total at least $5.0 million in combined revenues for the third and fourth quarter of 2006, representing continued momentum when compared to the first half of the year.

Financial Results:

Revenue for the second quarter was approximately $41.6 million, an increase of 65.6 percent compared to $25.1 million in the second quarter of last year. The composition of revenues was: $16.1 million, or 38.7 percent of total sales for mobile handset sales representing a 22.0 percent increase, $14.6 million, or 35.1 percent of sales for telecommunications infrastructure equipment representing a 44.6 percent increase, and $9.5 million for digital home entertainment products and others, or 22.8 percent of total sales which is up significantly versus minimal revenues last year. The Company’s new engineering business services revenues contributed $1.5 million for the quarter as compared to $1 million in the first quarter of 2006.

Cost of revenues, which includes the cost of components from suppliers and the direct cost of services, were $33.9 million compared to $20.7 million during the comparable quarter last year representing an increase of 64.0 percent. Gross profit for the quarter was approximately $7.7 million, up 73.5 percent compared to $4.4 million during the comparable quarter last year. Gross margins were 18.5 percent representing an increase from 17.6 percent during the year ago period. Gross margins for each business segment remain stable and within anticipated ranges with the increase in gross margin compared to last year due to the ongoing benefit from increasing engineering service, and digital home entertainment revenue during the quarter.

“I am pleased with our results for the quarter as we recorded the highest revenue and net income in the Company’s history. Our revenues during the second quarter were positively impacted by strong growth in our telecommunications infrastructure equipment product offering and continued strong sales within our digital consumer electronics product offering”, commented Jeffrey Kang, Chairman and Chief Executive Officer. “During the quarter, we experienced a measurable increase in orders from key customers such as Huawei and ZTE driven by the growth in the Chinese economy, particularly consumer spending and the further expansion of domestic Chinese telecom vendors into new and emerging international markets. We are well positioned to capitalize on these secular trends by focusing on the fastest growing areas within the technology sector while maintaining a diversified revenue base of customers to ensure that we are not overly exposed to a downturn in one particular industry. The second quarter provides a tangible example of this as we posted another quarter of record revenues and net income despite a softening in the global macro environment. We believe the second half of 2006 should continue to remain strong and we are forecasting better results in the second half of 2006 as compared to the first.”

Selling, general and administrative expenses were approximately $2.5 million, up 127.3 percent compared to $1.1 million in the second quarter last year. The increase versus the prior period was a result of overall growth in the business, additional headcount attributable to the Company’s new service and product offerings, expenses related to the opening of new offices in different locations for engineering services as well as expenses related to Sarbanes-Oxley 404 compliance. Research and development expenses increased by 239.0 percent as compared to second quarter last year to $1.2 million for the quarter as the Company continues to add research and development personnel and engineers and to invest in developing new and higher margin products. Specifically, the company has increased the total number of employees from approximately 200 people as of December 2005 to approximately 500 people by the end of second quarter, 2006. The 150 percent increase in personnel is mainly related to engineers for the service business. Most of these newly hired engineers are still undergoing training and are awaiting final qualification before beginning new engineering service projects. In addition, the Company opened three additional local offices in China as well as preparing to set up a new facility in Thailand for the expansion of the engineering services businesses which also impacted expenses. These new offices and facilities the Company believes are one-time front end loaded startup costs. Management expects to begin generating a return on these investments starting in the fourth quarter of 2006 and then more significantly in 2007.

Income from operations was $4.0 million representing a 35.5 percent increase from $3.0 million in the second quarter last year. As a result of higher operating expenses including the non cash stock based compensation and the costs associated with expansion of the engineering service business, operating margins declined to 9.6 percent from 11.8 percent in the second quarter last year. Excluding the share-based compensation, operating margin would have been 10.5 percent during the second quarter 2006. The effective income tax rate for the second quarter of 2006 was 6.9 percent, compared to 7.4 percent for the same period of 2005. Minority interest for the second quarter was $0.2 million up from the $0.1 million in the second quarter last year due to an increase in earnings by the non-wholly owned subsidiaries.

Net income for the second quarter was $3.6 million, or EPS of $0.11 on a U.S. GAAP basis compared to net income of $2.6 million, or $0.10 EPS in the second quarter last year. Included in the second quarter 2006 net income was an amount of $388,000 for share-based compensation cost to reflect the adoption of SFAS 123R, effective January 1, 2006. Excluding the share-based compensation cost, the Company would have reported net income of $4.0 million or $0.12 diluted earnings per share for the first quarter. The weighted average number of shares used in the calculation of diluted EPS was 33.8 million compared to 26.8 million shares in the prior-year second quarter. The increase in weighted average shares was mainly due to the additional shares issued in the secondary registered offering completed in July 2005.

“While our existing business is growing strongly, we are actively preparing for our next stage of growth,” Mr. Kang continued. “Based on strong indications from our current customers we made the conscious decision to increase spending to expand our engineering services operations and are optimistic on the prospects of winning new business in these locations. We expect to begin generating a return on these investments in the second half of 2006 and then more significantly in 2007.”

For the six month period ended June 30, 2006 the Company reported revenue of $75.6 million, an increase of 64.7 percent compared to the $45.9 million reported during the first half of 2005. Gross profit was $14.2 million, an increase of 86.8 percent compared to $7.6 million reported during the first half of 2005. Gross margin was 18.8 percent of sales, compared to gross margins of 16.6 percent for the same period last year. Selling, general and administrative expenses, including research and development expense, were $6.0 million and increased 150 percent as compared to $2.4 million for the same period last year. Income from operations was $8.2 million, an increase of 57.7 percent from the prior year period. Operating margins declined by 0.4 percent as compared to the same period last year to 10.9 percent as a result of higher operating expenses. Excluding share-based compensation expenses, operating expenses in the first half of 2006 would have been higher than the comparable period last year. The Company had an effective tax rate of 8.6 percent as compared to 7.8 percent the same period last year. Minority interests increased by $0.7 million as non-wholly owned subsidiaries such as Comtech Broadband and Shanghai E&T generated higher revenues and profits. Net income for the period was $6.9 million, or $0.21 per fully diluted share compared to $4.5 million, or $0.17 per fully diluted share the same period last year which was due to the increase in gross profits offset by higher expenses and an increase in the weighted average number of shares outstanding during the periods. During the first half of 2006, the Company incurred $0.7 million in non cash stock based compensation compared to none in the same period last year.

Balance Sheet:

The Company completed the quarter with $20.3 million in cash, down $3.0 million from March 31, 2006. Cash outflows from operations for the six month period ended June 30, 2006 was $1.9 million which included an increase in bills receivable of $4.3 million. Bills receivables can be discounted to banks for cash at any time but, this would give rise to certain financial expenses since these bills receivable are discounted before the maturity date. Had the Company chosen to discount bills receivables at the end of the quarter, cash flows for the quarter would have been positive. Total debt as of the end of the second quarter was $3.6 million and decreased by $1.9 million as of the end of last quarter. The Company continues to be in a strong financial position with a current ratio of 4.1 to 1. Shareholders equity improved 7.8 percent to $73.2 million as compared to the end of June 30, 2006.

Business Outlook:

Management is increasing its 2006 revenue guidance to $155 million from the earlier guidance of $135 to $140 million, representing a 45 percent growth versus 2005 and maintaining pro forma earnings per share (excluding share-based compensation expense) of $0.52 for the full-year of 2006, representing a 44 percent growth versus 2005.

Mr. Kang concluded, “We remain confident in both our short term and long term business prospects as we remain focused on the fastest growing and most profitable portions of the consumer technology market in China. Macro indications continue to point towards long term growth for Chinese consumer spending and based on our ability to consistently identify additional growth opportunities within each of our businesses we believe Comtech is well positioned to benefit.”

Teleconference Information

Management will conduct a conference call to discuss its financial results for the first quarter of 2006 at 4:30 EST on Wednesday, August 9, 2006. Interested parties may dial 888-823-7457 if dialing domestically, or 973-935-8504 if dialing internationally, approximately 15 minutes prior to the start of the call. There will be a playback available until August 16, 2006. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 7656204 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at Comtech’s website at www.comtech.com.cn or ViaVid’s website at www.viavid.net. The web cast can be accessed until September 9, 2006 on either site.

To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About-Comtech

Comtech Group is a leading provider of customized module design solutions in China and serves as a gateway to leading electronics manufacturers in China. Comtech Group focuses on the mobile handset and telecom equipment end-markets, and the digital home entertainment products end-markets. Over the last three years, Comtech has worked with over 200 customers. Comtech’s customer base includes most of the largest and best-known manufacturers in the mobile handset, telecommunications equipment and digital consumer electronics end-markets in China.

Investors:

Hope Ni	Matthew Hayden
Chief Financial Officer	President, Hayden Communications
Email: hopeni@comtech.com.cn	858-704-5065
matt@haydenir.com

Safe Harbor Statement

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business, growth prospects in each of the business segment, growth drivers or growth strategy which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions which are subject to change. For a further description of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

COMTECH GROUP, INC.
Consolidated Statement of Earnings

	For 3 months ended		For 6 months ended
	Jun 30, 2006	Jun 30, 2005	Jun 30, 2006	Jun 30, 2005
	$'000	$'000	$'000	$'000

Revenues	41,588	25,107	75,578	45,889
Cost of revenues	(33,901)	(20,676)	(61,383)	(38,282)
Gross profit	7,687	4,431	14,195	7,607
Gross margin	18.5%	17.6%	18.8%	16.6%
Selling, general and administrative expenses	(2,468)	(1,135)	(3,889)	(1,932)
Research and development expenses	(1,213)	(345)	(2,101)	(501)
Other net operating expenses	(7)		(2)
Income from operations	3,999	2,951	8,203	5,174
Operating margin	9.6%	11.8%	10.9%	11.3%
Interest expense	(87)	(68)	(138)	(115)
Interest income	199	9	460	12
Income before income tax	4,111	2,892	8,525	5,071
Income tax	(282)	(214)	(737)	(394)
Income before minority interests	3,829	2,678	7,788	(4,677)
Minority interests	(229)	(116)	(908)	(204)
Net income	3,600	2,562	6,880	4,473
Net margin	8.7%	10.2%	9.1%	9.7%

Earnings per share	$	$	$	$
- Basic	0.11	0.10	0.22	0.18
- Diluted	0.11	0.10	0.21	0.17

Weighted average number of
shares outstanding
- Basic	32,109,704	25,532,898	31,889,076	25,457,793
- Diluted	33,805,656	26,793,683	33,474,719	26,836,779

COMTECH GROUP, INC.
Consolidated Balance Sheet

	Jun 30, 2006	Jun 30, 2006	Dec 31, 2005	Dec 31, 2005
	$'000	RMB'000	$'000	RMB'000

Assets
Current assets:
Cash	20,258	161,950	21,945	177,098
Pledged bank deposits	5,111	40,855	5,042	40,692
Trade accounts receivable, net of allowance of doubtful accounts	44,841	358,471	33,152	267,543
Bills receivable	11,198	89,523	6,803	54,905
Other receivables	2,545	20,349	1,197	9,657
Amount due from a minority shareholder	--	--	58	468
Inventories	13,576	108,530	13,725	110,763
Total current assets	97,529	779,678	81,922	661,126

Property, plant and equipment, net	1,456	11,640	855	6,904
Other assets	113	905	112	905
Total Assets	99,098	792,223	82,889	668,935

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	17,041	136,232	12,925	104,308
Amount due to related parties	227	1,816	225	1,816
Bank borrowings	3,638	29,082	4,433	35,779
Income taxes payable	710	5,677	313	2,524
Accrued expenses and other liabilities	2,266	18,122	1,158	9,350
Total current liabilities	23,882	190,929	19,054	153,777

Minority interests	2,010	16,067	1,066	8,599

Stockholders' equity
Common stock	335	2,677	322	2,602
Additional paid-in capital	48,179	385,161	44,457	358,775
Retained earnings	25,971	207,616	18,911	152,615
Accumulated other comprehensive loss	(1,279)	(10,227)	(921)	(7,433)
Total stockholders' equity	73,206	585,227	62,769	506,559

Total liabilities and stockholders' equity	99,098	792,223	82,889	668,935